Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GAMING & HOSPITALITY ACQUISITION CORP.

Gaming & Hospitality Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the Corporation is the Gaming & Hospitality Acquisition Corp.

2.

The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2020. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 2, 2021 (as amended, the “Amended and Restated Certificate of Incorporation”).

3.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.

This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE IX of the Amended and Restated Certificate of Incorporation and the provisions of Section 242 of the DGCL. The approval of this Amendment to the Amended and Restated Certificate of Incorporation is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes unless otherwise required by applicable law.

5.	This Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

6.	The Charter is hereby amended by deleting Article IX, Section 9.1(b) in its entirety and inserting the following in lieu thereof:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation has not completed its initial Business Combination by such date as shall be determined by the Board of Directors and publicly announced by the Corporation, provided that such date shall be no sooner than the date of the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation pursuant to the DGCL and no later than December 30, 2022 (the “Termination Date”) and (iii) the redemption of Offering Shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the its initial Business Combination or to redeem 100% of the Offering Shares if the Corporation does not complete its initial Business Combination by the Termination Date or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or any affiliates of any of the foregoing) are referred to herein as “Public Stockholders.””

7.	The Charter is hereby amended by deleting Article IX, Section 9.2(a) in its entirety and inserting the following in lieu thereof:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and Section 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”).”

8.	The Charter is hereby amended by deleting Article IX, Section 9.2(d) in its entirety and inserting the following in lieu thereof:

“(d) In the event that the Corporation has not consummated an initial Business Combination by the Termination Date, the Corporation shall (i) cease all operations, except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten Business Days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, less up to $100,000 of such net interest to pay dissolution expenses, by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

9.	The Charter is hereby amended by deleting Article IX, Section 9.2(e) in its entirety and inserting the following in lieu thereof:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

10.	The Charter is hereby amended by deleting Article IX, Section 9.2(f) in its entirety.

11.	The Charter is hereby amended by deleting Article IX, Section 9.4 in its entirety and inserting the following in lieu thereof:

“Section 9.4. Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to (a) receive funds from the Trust Account or (b) vote as a class with the Class A Common Stock (i) on any initial Business Combination or (ii) to approve an amendment to this Amended and Restated Certificate to (x) extend the time the Corporation has to consummate its initial Business Combination beyond the Termination Date or (y) amend this Article IX.”

12.	The Charter is hereby amended by deleting Article IX, Section 9.7 in its entirety and inserting the following in lieu thereof:

“Section 9.7. Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the Termination Date, or (b) with respect to any other provision of this Amended and Restated Certificate relating to stockholder’s rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, less up to $100,000 of interest to pay dissolution expenses, including interest not previously released to the Corporation to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 15th day of December 2022.

GAMING & HOSPITALITY ACQUISITION CORP.

By:	/s/ Andrei Scrivens
Name:	Andrei Scrivens
Title:	Chief Financial Officer

[Signature Page to Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Gaming & Hospitality Acquisition Corp.]